Exhibit 99.1
FOR IMMEDIATE RELEASE

Heidrick & Struggles Delivers Third Consecutive Quarter of Record Results

Q3 Net Revenue of $264 Million Climbs 84% Year over Year and Beats Record Q2 Levels
Nine-Month Net Revenue of $717 Million Surpasses Annual Historic Record Net Revenue
Net Income Grows to $24 Million and Diluted EPS Grows to $1.21 in the Third Quarter
Company Provides Outlook that Guides to Record Q4 Levels

CHICAGO, October 25, 2021 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”), today announced financial results for its third quarter ended September 30, 2021.

Third Quarter Highlights:

•Record net revenue (revenue before reimbursements) of $263.8 million increased 83.8% from the 2020 third quarter.
•Record operating income was $33.3 million, and operating income margin expanded to 12.6% in the quarter.
•Adjusted EBITDA of $36.1 million more than doubled from $15.9 million in the 2020 third quarter, and adjusted EBITDA margin increased 265 basis points to 13.7%.
•Net income and diluted earnings per share grew to $24.5 million and $1.21, respectively.

“Our strong third quarter and year-to-date results demonstrate the growing market demand for our powerful combination of Executive Search, On-Demand Talent, and Consulting businesses,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “Our team’s remarkable agility to adapt to market changes is evident as we continue to grow our accounts, deepen our client relationships, and differentiate ourselves in the marketplace.”

Mr. Rajagopalan continued, “Strategically, we continue to make significant transformational progress as we invest in innovative, tech-driven offerings to address the future needs of our clients, while driving growth and shareholder value. To this end, we are very excited about our new partnership with Eightfold AI and are equally pleased to welcome Meg Bear, Chief Product Officer of SAP SuccessFactors, to our Board of Directors. Her experience and perspective will be invaluable as we continue to focus on leveraging technology to drive our digital journey.”

2021 Third Quarter Results

Record consolidated net revenue of $263.8 million grew by $120.3 million, or 83.8%, compared to net revenue of $143.5 million in the 2020 third quarter. Excluding the impact of exchange rate fluctuations, which positively impacted year over year results by $2.3 million, or 1.6%, consolidated net revenue increased $118.0 million, or 82.2%. Net revenue growth was driven by all regions in Executive Search, and by Heidrick Consulting, and On-Demand Talent.

Executive Search net revenue of $221.6 million increased by $92.4 million, or 71.5%, compared to net revenue of $129.2 million in the 2020 third quarter. Excluding the impact of exchange rate fluctuations, which positively impacted year over year results by $2.0 million, or 1.5%, net revenue increased $90.4 million, or 70.0%. Net revenue increased 86.2% in the Americas (85.6% on a constant currency basis), 47.7% in Europe (43.4% on a constant currency basis), and 47.7% in Asia Pacific (46.1% on a constant currency basis). All industry practices exhibited growth over the prior year.

The Company had 368 Executive Search consultants at September 30, 2021, compared to 362 at September 30, 2020. Productivity, as measured by annualized Executive Search net revenue per consultant, was $2.4 million compared to $1.4 million in the 2020 third quarter. Average revenue per executive search was approximately

$134,000 compared to $111,000 a year earlier. The number of confirmed searches reached a near record, increasing 42.0% compared to the year-ago period.

Heidrick Consulting net revenue of $17.9 million increased by $3.6 million, or 25.1%, compared to net revenue of $14.3 million in the 2020 third quarter. Excluding the impact of exchange rate fluctuations, which positively impacted year over year results by $0.3 million, or 2.2%, Heidrick Consulting net revenue increased $3.3 million, or 23.0%. The Company had 66 Heidrick Consulting consultants at September 30, 2021, compared to 63 at September 30, 2020.

On-Demand Talent, a new business segment, generated net revenue of $24.3 million, which exceeded the Company’s expectations.

Consolidated salaries and benefits were $185.9 million compared to $103.9 million in the 2020 third quarter. Year over year, fixed compensation expense increased $5.0 million due to increases in base salaries and payroll taxes, and retirement and benefits, partially offset by decreases in the deferred compensation plan, and stock compensation. Variable compensation increased $77.0 million year over year due to an increase in production. Salaries and benefits expense was 70.5% of net revenue for the quarter, compared to 72.4% in the 2020 third quarter.

General and administrative expenses were $29.2 million compared to $28.9 million in the 2020 third quarter due to costs associated with information technology, intangible amortization and earnout accretion associated with the On-Demand Talent acquisition, and business travel expense. As a percentage of net revenue, general and administrative expenses were 11.1% compared to 20.1% in the 2020 third quarter.

The Company’s cost of services expense category was $18.7 million, compared to $0.9 million in the 2020 third quarter, primarily due to the acquisition of On-Demand Talent and an increase in the volume of consulting engagements.

The Company recorded a restructuring credit of $3.3 million in the 2021 third quarter primarily related to the timing of settlements from office closures associated with the Company’s real estate strategy. In the 2020 third quarter, the Company recorded a restructuring charge of $48.1 million related to strategic actions to optimize future growth and profitability. Including the credit or charge in each period, operating income was $33.3 million in the quarter, compared to an operating loss of $38.2 million in the 2020 third quarter. Operating margin was 12.6% in the quarter, compared to (26.6)% in the 2020 third quarter. Excluding the restructuring credit or charge in each period, adjusted operating income in the quarter was $30.1 million, compared to $9.9 million in the 2020 third quarter. Adjusted operating margin was 11.4%, compared to 6.9% in the 2020 third quarter.

Adjusted EBITDA in the 2021 third quarter was $36.1 million, compared to $15.9 million in the 2020 third quarter. Adjusted EBITDA margin was 13.7%, compared to 11.0% in the prior year quarter.

Net income in the 2021 third quarter was $24.5 million and diluted earnings per share was $1.21, with an effective tax rate of 27.0%. This compares to net loss of $26.2 million and diluted loss per share of $1.35, with an effective tax rate of 28.5%, in last year’s third quarter. Excluding the previously mentioned restructuring credits or charges in all periods, adjusted net income was $22.4 million, compared to $7.7 million in the 2020 third quarter. Adjusted diluted earnings per share was $1.11, compared to $0.39 for the year ago period.

Net cash provided by operating activities was $117.1 million in the 2021 third quarter, compared to $51.9 million in the 2020 third quarter. Cash, cash equivalents and marketable securities at September 30, 2021 was $348.3 million, compared to $336.5 million at December 31, 2020, and $237.6 million at September 30, 2020. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter.

2021 Nine Months Results

For the nine months ended September 30, 2021, record consolidated net revenue was $717.5 million, compared to $460.6 million in the first nine months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 3.1%, or $14.3 million, consolidated net revenue increased 52.7% or $242.6 million.

Executive Search net revenue in the first nine months of 2021 increased 49.3%, or $206.5 million, to $625.4 million, from $418.9 million in the first nine months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 3.1%, or $12.9 million, net revenue increased $193.6 million, or 46.2%. Net revenue increased 55.7% in the Americas (55.4% on a constant currency basis), 36.0% in Europe (26.8% on a constant currency basis), and 41.8% in Asia Pacific (35.7% on a constant currency basis). All practice groups exhibited growth over the prior year period. Productivity was $2.3 million for the first nine months of 2021, compared to $1.4 million in the first nine months of 2020. The average revenue per executive search was $127,000 in the first nine months of 2021, compared to $122,000 the same period in 2020, while confirmations increased 44.3%.

Heidrick Consulting net revenue in the first nine months of 2021 increased 17.4%, or $7.3 million, to $49.1 million from
$41.8 million in the first nine months of 2020. Excluding the impact of exchange rate fluctuations, which positively impacted results by 3.3%, or $1.4 million, Heidrick Consulting revenue increased 14.2%, or $5.9 million.

On-Demand Talent, acquired on April 1, 2021, had year-to-date net revenue of $43.0 million.

Including restructuring charges of $3.8 million and $48.1 million, respectively, in the 2021 and 2020 year-to-date periods, and the non-cash impairment charge of $33.0 million recorded in the 2020 year-to-date period, operating income for the first nine months of 2021 was $81.7 million compared to an operating loss of $44.1 million in the same period of 2020. The operating margin was 11.4% in the first nine months of 2021 compared to (9.6)% in the first nine months of 2020. Excluding the restructuring charges and non-cash impairment charge, adjusted operating income for the first nine months of 2021 was $85.4 million compared to $37.0 million, and the adjusted operating margin was 11.9% compared to 8.0%.

Adjusted EBITDA for the first nine months of 2021 was $102.6 million and adjusted EBITDA margin was 14.3%, compared to adjusted EBITDA of $51.9 million and adjusted EBITDA margin of 11.3% for the same period in 2020.

Net income for the first nine months of 2021 was $60.1 million and diluted earnings per share was $2.97, with an effective tax rate of 31.8%. This compares to a net loss of $43.2 million and diluted loss per share of $2.24 in the first nine months of 2020, with an effective tax rate of 0.5%. Excluding the restructuring charges recorded in both the 2021 and 2020 nine-month periods and the non-cash impairment charge recorded in the 2020 second quarter, adjusted net income was $62.7 million with adjusted diluted earnings per share of $3.10, compared to $23.6 million and $1.19, respectively, in the prior year. The adjusted effective tax rate was 31.7% in 2021 compared to 37.3% in 2020.

Dividend

The Board of Directors declared a 2021 fourth quarter cash dividend of $0.15 per share payable on November 19, 2021, to shareholders of record at the close of business on November 5, 2021.

2021 Fourth Quarter Outlook

The Company expects 2021 fourth quarter consolidated net revenue of between $255 million and $265 million, while acknowledging that the continued fluidity of the COVID-19 pandemic may impact quarterly results. In addition, this outlook is based on the average currency rates in September 2021 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, On-Demand Talent projects and the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Quarterly Webcast and Conference Call

Heidrick & Struggles will host a conference call to review its 2021 third quarter and nine month results today, October 25, at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120, conference ID# 2849047. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors. Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges and goodwill impairment.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges and goodwill impairment, net of tax.

Adjusted effective tax rate reflects the exclusion of restructuring charges and goodwill impairment, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, earnout accretion, contingent compensation related to acquisitions, restructuring charges, goodwill impairment and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID-19 pandemic (including the emergence of variant strains) on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients’ ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; any challenges to the classification of our on-demand talent as independent contractors; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. For more information on the factors that could affect the outcome of forward-looking statements, refer to our Annual Report on Form 10-K for the year ended December 31, 2020, under the heading "Risk Factors" in Item 1A, as updated in Part II of our subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. We caution the reader that the list of factors may not be exhaustive. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Wendy Webb, Investor Relations
wwebb@heidrick.com

Media:
Nina Chang – Vice President, Corporate Communications
nchang@heidrick.com

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$263,825	$143,544	$120,281	83.8%
Reimbursements	1,490	957	533	55.7%
Total revenue	265,315	144,501	120,814	83.6%

Operating expenses
Salaries and benefits	185,904	103,893	82,011	78.9%
General and administrative expenses	29,155	28,899	256	0.9%
Cost of services	18,686	870	17,816	NM
Restructuring charges	(3,262)	48,115	(51,377)	(106.8)%
Reimbursed expenses	1,490	957	533	55.7%
Total operating expenses	231,973	182,734	49,239	26.9%

Operating income (loss)	33,342	(38,233)	71,575	(187.2)%

Non-operating income (expense)
Interest, net	90	(180)
Other, net	145	1,819
Net non-operating income	235	1,639

Income (loss) before income taxes	33,577	(36,594)

Provision for (benefit from) income taxes	9,079	(10,416)

Net income (loss)	24,498	(26,178)

Other comprehensive income (loss), net of tax	(661)	850

Comprehensive income (loss)	$23,837	$(25,328)

Weighted-average common shares outstanding
Basic	19,569	19,351
Diluted	20,240	19,351

Earnings (loss) per common share
Basic	$1.25	$(1.35)
Diluted	$1.21	$(1.35)

Salaries and benefits as a % of net revenue	70.5%	72.4%
General and administrative expenses as a % of net revenue	11.1%	20.1%
Cost of services as a % of net revenue	7.1%	0.6%
Operating margin	12.6%	(26.6)%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$148,844	$79,947	$68,897	86.2%
Europe	42,676	28,902	13,774	47.7%
Asia Pacific	30,126	20,394	9,732	47.7%
Total Executive Search	221,646	129,243	92,403	71.5%
On-Demand Talent	24,287	—	24,287	NM
Heidrick Consulting	17,892	14,301	3,591	25.1%
Revenue before reimbursements (net revenue)	263,825	143,544	120,281	83.8%
Reimbursements	1,490	957	533	55.7%
Total revenue	$265,315	$144,501	$120,814	83.6%

Operating income (loss)
Executive Search
Americas[2]	$38,972	$(7,934)	$46,906	(591.2)%	26.2%	(9.9)%
Europe[3]	4,795	(6,856)	11,651	169.9%	11.2%	(23.7)%
Asia Pacific[4]	4,712	(1,726)	6,438	373.0%	15.6%	(8.5)%
Total Executive Search	48,479	(16,516)	64,995	(393.5)%	21.9%	(12.8)%
On-Demand Talent	881	—	881	NM	3.6%	—%
Heidrick Consulting[5]	(2,556)	(9,286)	6,730	72.5%	(14.3)%	(64.9)%
Total segments	46,804	(25,802)	72,606	281.4%	17.7%	(18.0)%
Global Operations Support[6]	(13,462)	(12,431)	(1,031)	(8.3)%	(5.1)%	(8.7)%
Total operating income (loss)	$33,342	$(38,233)	$71,575	187.2%	12.6%	(26.6)%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes a restructuring reversal of $2.9 million for the three months ended September 30, 2021 and restructuring charges of $27.6 million for the three months ended September 30, 2020.
3 Includes restructuring charges of less than $0.1 million and $9.6 million for the three months ended September 30, 2021 and 2020, respectively.
4 Includes restructuring charges of $4.6 million for the three months ended September 30, 2020.
5 Includes a restructuring reversal of $0.3 million for the three months ended September 30, 2021 and restructuring charges of $4.5 million for the three months ended September 30, 2020.
6 Includes a restructuring reversal of $0.1 million for the three months ended September 30, 2021 and restructuring charges of $1.9 million for the three months ended September 30, 2020.

Heidrick & Struggles International, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$717,462	$460,628	$256,834	55.8%
Reimbursements	3,819	6,555	(2,736)	(41.7)%
Total revenue	721,281	467,183	254,098	54.4%

Operating expenses
Salaries and benefits	513,321	329,640	183,681	55.7%
General and administrative expenses	83,876	91,122	(7,246)	(8.0)%
Cost of services	34,817	2,848	31,969	NM
Impairment charges	—	32,970	(32,970)	(100.0)%
Restructuring charges	3,792	48,115	(44,323)	(92.1)%
Reimbursed expenses	3,819	6,555	(2,736)	(41.7)%
Total operating expenses	639,625	511,250	128,375	25.1%

Operating income (loss)	81,656	(44,067)	125,723	NM

Non-operating income
Interest, net	207	160
Other, net	6,260	460
Net non-operating income	6,467	620

Income (loss) before income taxes	88,123	(43,447)

Provision for (benefit from) income taxes	28,028	(202)

Net income (loss)	60,095	(43,245)

Other comprehensive loss, net of tax	(1,349)	(1,395)

Comprehensive income (loss)	$58,746	$(44,640)

Weighted-average common shares outstanding
Basic	19,489	19,281
Diluted	20,259	19,281

Earnings (loss) per common share
Basic	$3.08	$(2.24)
Diluted	$2.97	$(2.24)

Salaries and benefits as a % of net revenue	71.5%	71.6%
General and administrative expenses as a % of net revenue	11.7%	19.8%
Cost of services as a % of net revenue	4.9%	0.6%
Operating margin	11.4%	(9.6)%

Heidrick & Struggles International, Inc.
Segment Information
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$412,740	$265,088	$147,652	55.7%
Europe	125,228	92,108	33,120	36.0%
Asia Pacific	87,429	61,654	25,775	41.8%
Total Executive Search	625,397	418,850	206,547	49.3%
On-Demand Talent	43,006	—	43,006	NM
Heidrick Consulting	49,059	41,778	7,281	17.4%
Revenue before reimbursements (net revenue)	717,462	460,628	256,834	55.8%
Reimbursements	3,819	6,555	(2,736)	(41.7)%
Total revenue	$721,281	$467,183	$254,098	54.4%

Operating income (loss)
Executive Search
Americas[2]	$99,822	$40,900	$58,922	144.1%	24.2%	15.4%
Europe[3]	13,314	(26,874)	40,188	149.5%	10.6%	(29.2)%
Asia Pacific[4]	13,241	(6,553)	19,794	302.1%	15.1%	(10.6)%
Total Executive Search	126,377	7,473	118,904	1591.1%	20.2%	1.8%
On-Demand Talent	1,034	—	1,034	NM	2.4%	—%
Heidrick Consulting[5]	(10,897)	(21,699)	10,802	49.8%	(22.2)%	(51.9)%
Total segments	116,514	(14,226)	130,740	(919.0)%	16.2%	(3.1)%
Global Operations Support[6]	(34,858)	(29,841)	(5,017)	(16.8)%	(4.9)%	(6.5)%
Total operating income (loss)	$81,656	$(44,067)	$125,723	285.3%	11.4%	(9.6)%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.9 million and $27.6 million for the nine months ended September 30, 2021 and 2020, respectively.
3 Includes a restructuring reversal of $0.1 million for the nine months ended September 30, 2021 and restructuring charges of $9.6 million for the nine months ended September 30, 2020. Includes goodwill impairment charges of $24.5 million for the nine months ended September 30, 2020.
4 Includes a restructuring reversal of $0.1 million for the nine months ended September 30, 2021 and restructuring charges of $4.6 million for the nine months ended September 30, 2020. Includes goodwill impairment charges of $8.5 million for the nine months ended September 30, 2020.
5 Includes restructuring charges of $0.4 million and $4.5 million for the nine months ended September 30, 2021 and 2020, respectively.
6 Includes a restructuring reversal of $0.2 million for the nine months ended September 30, 2021 and restructuring charges of $1.9 million for the nine months ended September 30, 2020.

Heidrick & Struggles International, Inc.
Reconciliation of Operating Income (Loss) and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$263,825	$143,544	$717,462	$460,628

Operating income (loss)	33,342	(38,233)	81,656	(44,067)

Adjustments
Impairment charges[1]	—	—	—	32,970
Restructuring charges[2]	(3,262)	48,115	3,792	48,115
Total adjustments	(3,262)	48,115	3,792	81,085

Adjusted operating income	$30,080	$9,882	$85,448	$37,018

Operating margin	12.6%	(26.6)%	11.4%	(9.6)%
Adjusted operating margin	11.4%	6.9%	11.9%	8.0%

1 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the nine months ended September 30, 2020.
2 The Company incurred restructuring reversals of $3.3 million for the three months ended September 30, 2021 and restructuring charges of $48.1 million for the three months ended September 30, 2020. The Company incurred restructuring charges of $3.8 million and $48.1 million for the nine months ended September 30, 2021 and 2020, respectively.

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2021
Net income (loss)	$24,498	$(26,178)	$60,095	$(43,245)

Adjustments
Impairment charges, net of tax[1]	—	—	—	32,970
Restructuring charges, net of tax[2]	(2,075)	33,863	2,642	33,863
Total adjustments	(2,075)	33,863	2,642	66,833

Adjusted net income	$22,423	$7,685	$62,737	$23,588

Weighted-average common shares outstanding
Basic	19,569	19,351	19,489	19,281
Diluted	20,240	19,730	20,259	19,833

Earnings (loss) per common share
Basic	$1.25	$(1.35)	$3.08	$(2.24)
Diluted	$1.21	$(1.35)	$2.97	$(2.24)

Adjusted earnings per common share
Basic	$1.15	$0.40	$3.22	$1.22
Diluted	$1.11	$0.39	$3.10	$1.19

1 The Company incurred goodwill impairment charges of approximately $33.0 million in the Europe and Asia Pacific operating segments for the nine months ended September 30, 2020.
2 The Company incurred restructuring reversals of $3.3 million for the three months ended September 30, 2021 and restructuring charges of $48.1 million for the three months ended September 30, 2020. The Company incurred restructuring charges of $3.8 million and $48.1 million for the nine months ended September 30, 2021 and 2020, respectively.

Heidrick & Struggles International, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2021	December 31, 2020

Current assets
Cash and cash equivalents	$348,292	$316,473
Marketable securities	—	19,999
Accounts receivable, net	181,167	88,123
Prepaid expenses	26,624	18,956
Other current assets	34,447	23,279
Income taxes recoverable	4,386	5,856
Total current assets	594,916	472,686

Non-current assets
Property and equipment, net	20,939	23,492
Operating lease right-of-use assets	74,744	92,671
Assets designated for retirement and pension plans	13,672	14,425
Investments	34,738	31,369
Other non-current assets	25,852	24,439
Goodwill	137,047	91,643
Other intangible assets, net	10,223	1,129
Deferred income taxes	36,501	35,958
Total non-current assets	353,716	315,126

Total assets	$948,632	$787,812

Current liabilities
Accounts payable	$18,119	$8,799
Accrued salaries and benefits	305,186	217,908
Deferred revenue	45,284	38,050
Operating lease liabilities	18,992	28,984
Other current liabilities	22,723	23,311
Income taxes payable	14,742	1,186
Total current liabilities	425,046	318,238

Non-current liabilities
Accrued salaries and benefits	52,623	56,925
Retirement and pension plans	55,804	53,496
Operating lease liabilities	63,336	86,816
Other non-current liabilities	28,567	4,735
Total non-current liabilities	200,330	201,972

Total liabilities	625,376	520,210

Stockholders’ equity	323,256	267,602

Total liabilities and stockholders’ equity	$948,632	$787,812

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2021	2020
Cash flows - operating activities
Net income (loss)	$24,498	$(26,178)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,534	16,171
Deferred income taxes	(347)	320
Stock-based compensation expense	2,820	3,212
Accretion expense related to earnout payments	182	—
Gain on marketable securities	—	(22)
Loss on disposal of property and equipment	12	14
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(13,897)	7,397
Accounts payable	434	664
Accrued expenses	113,697	52,066
Restructuring accrual	(361)	7,769
Deferred revenue	3,575	(1,219)
Income taxes recoverable and payable, net	2,422	(18,215)
Retirement and pension plan assets and liabilities	7	29
Prepaid expenses	(1,742)	3,312
Other assets and liabilities, net	(18,715)	6,540
Net cash provided by operating activities	117,119	51,860

Cash flows - investing activities
Capital expenditures	(1,196)	(2,565)
Purchases of marketable securities and investments	(326)	(47,249)
Proceeds from sales of marketable securities and investments	338	49,166
Net cash used in investing activities	(1,184)	(648)

Cash flows - financing activities
Payments on line of credit	—	(100,000)
Cash dividends paid	(2,862)	(3,022)
Net cash used in financing activities	(2,862)	(103,022)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(2,595)	3,627

Net increase (decrease) in cash, cash equivalents and restricted cash	110,478	(48,183)
Cash, cash equivalents and restricted cash at beginning of period	237,848	218,760
Cash, cash equivalents and restricted cash at end of period	$348,326	$170,577

Heidrick & Struggles International, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows - operating activities
Net income (loss)	$60,095	$(43,245)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	16,576	20,638
Deferred income taxes	(1,486)	700
Stock-based compensation expense	8,672	7,146
Accretion expense related to earnout payments	363	—
Gain on marketable securities	(1)	(144)
Loss on disposal of property and equipment	127	289
Impairment charges	—	32,970
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(84,877)	(9,616)
Accounts payable	2,931	2,809
Accrued expenses	89,405	(77,776)
Restructuring accrual	(5,024)	6,289
Deferred revenue	6,453	(3,892)
Income taxes recoverable and payable, net	14,937	(11,460)
Retirement and pension plan assets and liabilities	1,443	1,304
Prepaid expenses	(7,724)	(1,229)
Other assets and liabilities, net	(37,114)	2,312
Net cash provided by (used in) operating activities	64,776	(72,905)

Cash flows - investing activities
Acquisition of business, net of cash acquired	(31,969)	—
Capital expenditures	(3,902)	(7,121)
Purchases of marketable securities and investments	(1,997)	(118,668)
Proceeds from sales of marketable securities and investments	20,653	111,633
Net cash used in investing activities	(17,215)	(14,156)

Cash flows - financing activities
Proceeds from line of credit	—	100,000
Payments on line of credit	—	(100,000)
Cash dividends paid	(8,927)	(9,019)
Payment of employee tax withholdings on equity transactions	(3,090)	(1,550)
Acquisition earnout payments	—	(2,789)
Net cash used in financing activities	(12,017)	(13,358)

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(3,707)	(723)

Net increase (decrease) in cash, cash equivalents and restricted cash	31,837	(101,142)
Cash, cash equivalents and restricted cash at beginning of period	316,489	271,719
Cash, cash equivalents and restricted cash at end of period	$348,326	$170,577

Heidrick & Struggles International, Inc.
Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue before reimbursements (net revenue)	$263,825	$143,544	$717,462	$460,628

Net income (loss)	24,498	(26,178)	60,095	(43,245)
Interest, net	(90)	180	(207)	(160)
Other, net	(145)	(1,819)	(6,260)	(460)
Provision for (benefit from) income taxes	9,079	(10,416)	28,028	(202)
Operating income (loss)	33,342	(38,233)	81,656	(44,067)

Adjustments
Stock-based compensation expense	2,846	3,195	8,311	6,641
Depreciation	1,774	2,129	5,311	6,194
Intangible amortization	751	183	1,752	585
Earnout accretion	182	—	363	—
Acquisition contingent consideration	475	462	1,398	1,482
Restructuring charges	(3,262)	48,115	3,792	48,115
Impairment charges	—	—	—	32,970
Total adjustments	2,766	54,084	20,927	95,987

Adjusted EBITDA	$36,108	$15,851	$102,583	$51,920
Adjusted EBITDA margin	13.7%	11.0%	14.3%	11.3%